Exhibit 10.1

19505 Biscayne Blvd. ● Suite 2350 ● Aventura, FL 33180 ● legal@ascentpartnersllc.com

To:	Our Bond, Inc.
18 West 18th Street, 6th Floor
New York, NY 10011
Email: Doron.Kempel@ourbond.com

Attention:	Doron Kempel
Chief Executive Officer

November 5, 2026

Re: Amendment to Securities Purchase Agreement dated November 3, 2026

Dear Mr. Kempel:

Reference is made to the Securities Purchase Agreement under which Ascent Partners Fund LLC, a Delaware limited liability company (the “Purchaser”) may purchase shares of common stock of Our Bond, Inc., a Nevada corporation (together with its successors and permitted assigns, the “Company”) at a price of $2.75 per share subject to the terms and conditions set forth therein (the “SPA”).

Subject to the terms and conditions set forth herein, and effective on the date hereof, the SPA is hereby amended as follows:

1. Section 4.10 of the SPA is amended and restated to read, in its entirety, as follows:

4.10 Subsequent Equity Sales.

(a)	From the date hereof until the one (1) year anniversary of the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of shares of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for shares of Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit or an “at-the-market offering”, whereby the Company may issue securities at a future determined price regardless of whether shares pursuant to such agreement have actually been issued and regardless of whether such agreement is subsequently canceled. The Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(b)	Notwithstanding Section 4.10(a), the Company may continue the existing equity line with Ascent Partners Fund LLC under the Securities Purchase Agreement dated October 27, 2025, as amended, including its existing draw and issuance arrangements, notwithstanding its characterization as a Variable Rate Transaction. This exception is solely a carve-out from the restrictions in this Section; it does not incorporate another agreement, supply consideration for this purchase or condition the Closing on another transaction. Except as expressly provided herein, no other Variable Rate Transaction is permitted by this exception and Section 4.10 shall not apply to an Exempt Issuance.

2. Except as expressly amended by this Amendment, all of the terms and conditions of the SPA remain unchanged and in full force and effect.

This amendment is a Transaction Document and is limited as written.

As of the date first written above, each reference in the SPA to “this Agreement” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to the SPA (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the SPA as modified hereby, and the provisions in this amendment amending the SPA shall be read together and construed as a single agreement with the SPA. The execution, delivery and effectiveness of this amendment shall not, except as expressly provided herein, commit or otherwise obligate the Purchaser to enter into or consider entering into any other consent, waiver or modification of any Transaction Document or make any further purchases or other advances pursuant to any Transaction Documents.

In further consideration for the execution of this amendment by the Purchaser and without limiting any rights or remedies the Purchaser or any Purchaser Parties may have, the Company hereby releases each of the Purchaser and the Purchaser Parties (each a “Releasee” and, collectively, the “Releasees”) against any and all claims and from any other losses of the Company or any Subsidiary thereof, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of the Company or any of their Subsidiaries or Affiliates, or any legal relationship that exists or may exist between any Releasee and the Company or any Subsidiary of the Company. The Company, for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially their willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this amendment, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise.

As a Transaction Document, and pursuant to the SPA, this Amendment is subject to various interpretative, amendment, other miscellaneous provisions set forth in the SPA that expressly apply to Transaction Documents, located principally in Article V thereof, including Sections 5.2 (Fees and Expenses), 5.5 (Amendments; Waivers), 5.16 (Set Aside), 5.12 (Severability) and 5.19 (Construction), but also Sections 3.1 (Representations and Warranties of the Company (including clause (nn) (AML/CTF Regulations)), and 4.8 (Indemnification of Purchaser), which the Company, in the case of representations and warranties, expressly makes herein for the benefit of the Purchaser whenever those are made under the SPA, and, for other provisions, agrees to comply therewith.

In addition, without limitation, (a) Section 5.9 (Governing Law) of the SPA provides that this Amendment shall be governed by and construed in accordance with the laws of the State of New York and that all proceedings in respect hereto shall be brought exclusively in the state or federal courts sitting in the City of New York, Borough of Manhattan and (b) in Section 5.20 (Waiver of Jury Trial), the parties thereto (which include the parties hereto) thereby irrevocably and unconditionally waived, to the fullest extent permitted by applicable law, any right that they may have to trial by jury of any claim or cause of action or in any proceeding, directly or indirectly based upon or arising out of, under or in connection with, this Amendment or the transactions contemplated therein or related thereto (whether founded in contract, tort or any other theory). The parties hereto hereby reaffirm all of these and all other provisions of the Transaction Documents applying to the Transaction Documents as applying to this amendment, all of which are hereby incorporated herein by reference.

[Signature Pages Follow]

This Amendment may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

ASCENT PARTNERS FUND LLC, as Purchaser

By:	/s/ Mikhail Gurevich
Name:	Mikhail Gurevich
Title:	Authorized Person

Accepted and Agreed

As of the Date First Written Above:

Our Bond, Inc., as Company

By:	/s/ Doron Kempel
Name:	Doron Kempel
Title:	Chief Executive Officer